As Filed With the Securities and Exchange Commission on November     , 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington. D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACER TECHNOLOGY
(Exact name of registrant as specified in its charter)

California	77-0080305
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

9420 Santa Anita Avenue, Rancho Cucamonga, California 91730
(Address of Principal Executive Offices) (Zip Code)

2001 STOCK INCENTIVE PLAN
(Full title of the plan)

Richard S. Kay, Chairman and Chief Executive Officer
Pacer Technology
9420 Santa Anita Avenue,
Rancho Cucamonga, California 91730
(Name and address of agent for service)

(909) 987-0550
(Telephone number, including area code, of agent for service)

Copy to:
Ben A. Frydman, Esq.
Stradling Yocca Carlson & Rauth, a Professional Corporation
660 Newport Center Drive, Suite 1600, Newport Beach, California 92660
(949) 725-4000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, without par value	300,000 shares	$3.63	(2)	$1,089,000	(2)	$100.19

(1)	Plus such additional number of shares of Common Stock that may become issuable pursuant to the adjustment provisions of the 2001 Stock Incentive Plan.

(2)
The aggregate offering price for the 300,000 shares of Common Stock registered hereby which may be issued under the 2001 Plan, is estimated solely for the purpose of calculating the registration fee, in a accordance with Rule 457(h)(1), on the basis of the price of securities of the same class as determined in accordance with Rule 457(c), using the average of the high and low prices reported by on the NASDAQ Small Cap Market for the Common Stock on November 1, 2002, which was $3.63 per share.

The Exhibit Index appears after the signature Page of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This registration statement relates to the 2001 Stock Incentive Plan (the “2001 Plan”) of Pacer Technology (the “Company” or the “Registrant”). An aggregate of 300,000 shares of common stock are available for the grant of stock options under the 2001 Plan.

Item 3.    Incorporation of Documents by Reference.

The documents listed below have been filed by Pacer Technology with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 filed with the Commission on September 26, 2002.

(b)    The Company’s Proxy Statement for its 2002 Annual Meeting of Shareholders filed with the SEC on October 7, 2002.

(c)    All other reports filed by Pacer Technology pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in paragraph (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

The Company’s authorized capital stock consists of 50,000,000 shares of common stock, without par value. Set forth below is a description of the common stock.

Holders of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, provided that shareholders may cumulate votes in the election of directors (that is, to give any candidate or any number of candidates standing for election a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled). The candidates who receive the highest number of votes will be elected as directors.

The holders of common stock are entitled to receive such cash dividends, if any, as may be declared by the board of directors out of legally available funds. Upon any liquidation, dissolution or winding up, after payment of all debts and liabilities, the holders of the common stock will be entitled to all assets that are legally available for distribution.

Other than the rights described above, the holders of common stock have no preemptive, subscription, redemption, sinking fund or conversion rights and are not subject to calls or assessments.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

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Item 6.    Indemnification of Directors and Officers.

The Company’s Bylaws provide that the Company has the power to indemnify its directors and officers, employees and other agents to the fullest extent permitted by the General Corporation Law of the State of California (the “CGCL”). The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of shareholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company maintains liability insurance for its officers and directors.

The Company’s Articles of Incorporation provide that, as permitted by the CGCL, but subject to certain exceptions noted below, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty to the Company and its shareholders. This provision in the Articles of Incorporation does not eliminate the directors’ fiduciary duty to the Company and its shareholders and in appropriate circumstances equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under the CGCL. Additionally, each director continues to be subject to liability for monetary damages for acts or omissions of the director not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the CGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed as part of this Registration Statement:

Number	Description
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel to the Registrant
10.1	Pacer Technology 2001 Stock Incentive Plan*
23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (see Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page to this Registration Statement)

*	Incorporated by reference from Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 filed with the Commission on September 26, 2002.

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Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California, on the 8th day of November, 2002.

PACER TECHNOLOGY

By:	/s/ RICHARD S. KAY
Richard S. Kay Chairman of the Board of Directors, Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned directors and officers of Pacer Technology, do hereby constitute and appoint Richard Kay and Laurence Huff, or either of them, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD S. KAY Richard S. Kay	Chairman of the Board of Directors, Chief Executive Officer, President and Director	November 8, 2002

/s/ LAURENCE R. HUFF Laurence R. Huff	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	November 8, 2002

/s/ E.T. GRAVETTE E.T. Gravette	Director	November 8, 2002

/s/ JOHN G. HOCKIN, II John G. Hockin, II	Director	November 8, 2002

/s/ CARL HATHAWAY Carl Hathaway	Director	November 8, 2002

/s/ D. STEPHEN ANTION D. Stephen Antion	Director	November 8, 2002

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EXHIBIT INDEX

Number	Description
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel to the Registrant
10.1	Pacer Technology 2001 Stock Incentive Plan*
23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (see Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page to this Registration Statement)

*	Incorporated by reference from Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 filed with the Commission on September 26, 2002.

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